Exhibit 10.6

January 31, 2011

Mr. Adam Kotkin
APPS GENIUS CORP
157 Broad Street, Suite 303
Red Bank, NJ 07701

Dear Kotkin:

Thank you for the opportunity to be of service to you.  This letter and the accompanying attachments outline the terms of our engagement, as we understand them.  Please indicate your agreement by signing in the space provided at the end of this letter and returning the original to us.

SCOPE OF ENGAGEMENT

Thank you for the opportunity to be of service to you.  This letter and the accompanying attachments outline the terms of our engagement, as we understand them.  Please indicate your agreement by signing in the space provided at the end of this letter and returning the original to us.

SCOPE OF ENGAGEMENT

We are being engaged to:
·	Provide outsourced/part-time chief financial officer/controller services for the company.
·	Assist the Company and its management in dealing with auditing process and with the auditing firm including helping the Company prepare and finalize the audit in a timely and efficient manner.
·
Assemble your annual and quarterly financial statements, which include a balance sheet, statement of operations, statement of stockholders’ equity, and a statement of cash flows and footnotes for specific periods in order to conform to generally accepting accounting principles accepting in the United States of America.   Additional, we will assist management in the preparation of financial statements and work papers related to annual financial audits and quarterly SEC filings.  SEC filings shall include quarterly 10-Q reports, financial portions of the 10-K report and, management’s discussion and analysis.

·	Assist management in any communications with the United States Securities and Exchange Commission.

·	Summarize such adjusting entries as management deems necessary to reflect non-monetary transactions (e.g., depreciation, capitalization of costs, loan amortization, intercompany transactions, etc.).
·	Assist the Company in any due diligence requirements from any potential funding source including preparation of budgets, projections, and financial analysis
·	We will assist the Company in preparing other public filings required by the Company including 8-K filings and registration statements on Form S-1.

Additionally, as Chief Financial Officer of the Company, we will provide the following services:

·	Assist you in communications with the Company’s Board of Directors including participation at board meetings, and any other board issues
·	We will assume substantial risk including criminal liability associated with becoming the Chief Financial Officer and Principal Accounting Officer of a public entity.
·	We will assist the Company in dealing with potential investors. We will be available to answer questions, provide analysis and appearance at any investor meetings.
·	We will continually train Company staff and will provide greater oversight and we will advice management about all financial issues related to being a public entity.

We do not undertake to, and will not, provide any opinion or form of assurance on the financial statements we assemble in connection with these services and, accordingly, we do not undertake to make inquiries or perform other procedures to verify, corroborate, or review information supplied by you.  Our engagement to assemble financial statements cannot be relied upon to disclose errors, irregularities, or illegal acts, including fraud or defalcation that may exist.  These assembled financial statements are prepared by an entity that is not licensed by the Florida Board of Accountancy.

FINANCIAL TERMS

Our fees for the above services will be billed at a fixed monthly rate of $3,000 of which $1,000 will be payable in cash, and $2,000 will be payable in common shares of Apps Genius Corp.  Said stock shall be payable in advance at the beginning of each quarterly period and shall be valued at the average bid price for the last three trading days prior to the beginning of the quarterly period. Initial quarterly shares shall be payable upon signing of the engagement letter or the date the shares of Apps Genius Corp commence trading, whichever is later.  Subsequent quarterly common share payments shall be made on April 1, July 1 and October 1 and December 31 of each year the agreement remains in force. Unforeseen complexities in the data, applicable regulations or significant acquisitions could result in a fee adjustment, but we will discuss any changes with you in advance.  Invoices will be sent monthly and due upon receipt. Lack of payment may result in our termination of services until your account is fully paid.

Our Standard Engagement Terms are attached and incorporated herein by reference.  Please review these terms carefully.

We appreciate your trust and confidence in our professional services.  If we can answer any questions regarding this engagement or our fees, or explain any of our other services, please do not hesitate to contact us.

If the foregoing is consistent with your intentions and understanding, please sign this letter in the space provided and return it to us.

Regards,

Adam Wasserman
CFO Oncall, Inc.

I understand and agree with the provisions outlined above.

/s/ Adam Wasserman	January 31, 2011
Signature	Date

STANDARD ENGAGEMENT TERMS

The following terms govern the engagement between the addressee of the accompanying engagement letter (You) and CFO Oncall, Inc. (CFO).

CONFIDENTIALITY
CFO treats all Client relationships as confidential and will not disclose your financial or tax information to anyone outside of CFO without your written permission except as required by law or regulation.  Your permission may be granted by identifying the parties (e.g. financial advisor, attorney, banker, etc.) to whom disclosure is permitted below, or by other written correspondence. CFO further agrees to bind its employees and subcontractors to the terms and conditions of this Agreement.

___________________________  ________________________________  _______________________________

CLIENT PROVIDED INFORMATION
You represent that all information provided to CFO is accurate and complete to the best of your knowledge.  Further, if these services involve tax return preparation, you represent that unless CFO is otherwise advised in writing or acts as your business manager, you possess the required supporting documentation for such tax deductions as travel, entertainment, business gifts, charitable contributions, automobile usage, etc.  CFO is not responsible for any additional tax, penalties or interest that might result from the lack of documentation for such deductions upon audit.

PROFESSIONAL JUDGMENT
CFO will use its professional judgment in applying tax, accounting, or other rules applicable to this engagement.  Wherever there are conflicting, reasonable interpretations of the rules, we will advise you of the possible positions you might take and follow the position you request as long as it is consistent with applicable professional, statutory or regulatory standards. Should the positions taken result in additional taxes, penalties, fines, interest or any other damages, we assume no responsibility for such costs.

CHANGES OR MODIFICATIONS IN SCOPE OF ENGAGEMENT
Should the scope of the engagement change, CFO will prepare a Change Order letter outlining the necessary changes and the modification of fees.  CFO will not proceed with the modified scope without your prior approval.  Fee increases resulting from Change Orders will be billed immediately and are due upon receipt.

BINDING ARBITRATION
In the event that a fee dispute arises at any time between CFO and you that cannot be resolved through discussion or mediation, you agree to submit to binding arbitration under the commercial arbitration rules of the American Arbitration Association.  Neither you nor CFO may claim or receive any amount as punitive, exemplary, or consequential damages.  The arbitrator shall award the winning party in the dispute its reasonable costs, expenses, and attorney fees.  The decision of the arbitrator shall be binding on both CFO and you.  However, if a claim has been made or is anticipated to be made by a third party relating to these services and that third party does not agree to arbitration, CFO can elect not to arbitrate so that all claims may be decided in one forum.

TERMINATION OF ENGAGEMENT
Unless otherwise stated in the accompanying engagement letter, this engagement may be terminated upon thirty (30) days written notice by either party; provided, however, that these Standard Engagement Terms shall survive the termination of this engagement.

WORKPAPER OWNERSHIP
All documents and work papers, including, but not limited to, data in electronic form, which emanate from the services performed by CFO remain the sole property of CFO.  CFO retains its work papers at its discretion and does not retain superseded materials.

ORIGINAL CLIENT RECORDS
Unless otherwise noted in the accompanying engagement letter, you are responsible to retain original documents as may be necessary to justify reported revenues, expenses, etc.  CFO may choose to retain selected copies of documents in its work papers.

LIMITATIONS ON SCOPE OF ENGAGEMENT AND VERIFICATION OF INFORMATION
Unless otherwise stated in the accompanying engagement letter, CFO will not audit or otherwise verify the information provided by you or third parties. This engagement cannot be relied upon to disclose errors and irregularities, including fraud or misappropriation of assets that may exist.  However, CFO will inform you of irregularities that come to its attention, unless they are inconsequential.

INDEMNIFICATION FOR MANAGEMENT MISREPRESENTATION
If we incur legal fees as a result of our reliance on any false representation by you, you agree to reimburse us for all of our legal fees and related costs of defense.